PROSPECTUS SUPPLEMENT NO. 6	Filed Pursuant to Rule 424(b)(2)
(To Prospectus Supplement dated January 30, 2009)	Registration No. 333-150579
(And To Prospectus dated June 4, 2008)
OceanFreight Inc.
300,000 Common Shares
     Pursuant to this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus, we are offering 300,000 common shares to YA Global Master SPV Ltd., or YA Global, at a price of approximately $2.85 per share, pursuant to our previously announced Standby Equity Purchase Agreement, or the Purchase Agreement, dated January 30, 2009, with YA Global. The total purchase price and proceeds we will receive from the sale of the shares is $855,975. These shares are being issued as part of the commitment by YA Global to purchase, at our option, from time to time, up to $147,885,850 of common shares pursuant to the Purchase Agreement as described in Prospectus Supplement No. 1.
     In addition to our issuance of common shares to YA Global pursuant to the Standby Equity Purchase Agreement, this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus also cover the sale of those shares by YA Global to the public. YA Global may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.
     We expect to issue the shares to YA Global on or about February 12, 2009. Our common shares are listed on The Nasdaq Global Market under the symbol “OCNF.” The last reported sale price of our common shares on The Nasdaq Global Market on February 9, 2009 was $2.93 per share.
     Investing in our common shares involves a high degree of risk. See the risk factors on page S-1 of the accompanying prospectus supplement dated January 30, 2009, the risk factors beginning on page 6 of the accompanying prospectus dated June 4, 2008 and on page 8 of the Company’s Report on Form 6-K, dated January 30, 2009, filed with the Securities & Exchange Commission on February 2, 2009, to read about the risks you should consider before purchasing our common stock.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 10, 2009

CAPITALIZATION
     Please see the section entitled “Capitalization” in the accompanying prospectus supplement dated January 30, 2009.

S-1